EXHIBIT 99.1

SEVEN VENTURES, INC. CHANGES NAME TO FASTFUNDS FINANCIAL CORPORATION

Minneapolis, Minnesota - Seven Ventures, Inc. (OTC/BB SVVI), announced today that its board of directors had authorized and effected a change in the Company's name to FastFunds Financial Corporation.

"Given that our subsidiary Chex Services conducts a majority of its business under the FastFunds name, we felt that changing Seven Ventures' name to FastFunds Financial would more accurately reflect the nature of our business while at the same time tie together the identities and synergies of both parent and subsidiary," stated Seven Ventures President, Jim Welbourn. "We feel the new name will also better identify our efforts to be a financial services provider not only to the Native American casino industry, but to traditional gaming and retail markets as well."

Concurrent with the name change, the Company will also change its stock symbol on the OTC Bulletin Board and will issue a press release when that change becomes effective.

FastFunds Financial Corporation (f/k/a Seven Ventures, Inc.) is a holding company operating through its wholly owned subsidiary, Chex Services, Inc. of Minnetonka, Minnesota. Chex Services provides comprehensive cash access services to casinos and other gaming facilities under the trademarked name FastFunds. The Company specializes in, and is the industry leader for, full booth operations to Native American casinos and has developed a suite of cash access products for use in the traditional gaming and retail markets. Chex Services' website is located at www.fastfundsonline.com. The Company is majority owned by Equitex, Inc. (Nasdaq: EQTX), a holding company based in Englewood, Colorado.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of Seven Ventures, Inc. or its majority owned parent company Equitex, Inc.; economic downturns affecting the operations of Seven Ventures its subsidiaries or companies proposed for merger or acquisition; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Seven Ventures or its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Seven Ventures or its subsidiaries; adverse equity market conditions and declines in the value of Seven Ventures common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Seven Ventures disclaims any intent or obligation to update these forward-looking statements.

For Further Information Contact:
Ijaz Anwar, Chief Financial Officer
(952) 541-0455
         or
Thomas B. Olson, Secretary
(303) 796-8940